Exhibit 99.1

Guggenheim Securities, LLC
330 Madison Avenue
New York, New York 10017
GuggenheimPartners.com

September 22, 2025

The Board of Directors
ATAI Life Sciences N.V.
Prof. J.H. Bavincklaan 7
1183 AT Amstelveen
The Netherlands

Re:          Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated June 2, 2025 (the “Opinion”) to the Board of Directors of atai Life Sciences N.V. (“atai”) as Annex B to the proxy statement/prospectus that is being filed on or promptly after the date hereof with the Securities and Exchange Commission in connection with the proposed transaction involving atai and Beckley Psytech Limited (“Beckley Psytech”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of atai (the “Registration Statement”) that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by atai.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ Punit Mehta
Punit Mehta
Senior Managing Director